Exhibit 99

PHOENIX RESTAURANT GROUP, INC. TO RESTRUCTURE OPERATIONS

NASHVILLE, Tenn., Nov. 1 /PRNewswire/ -- Phoenix Restaurant Group, Inc. (OTC Bulletin Board: PRGP) reported today that certain creditors in Florida had filed a petition for involuntary bankruptcy under Chapter 7 of the U.S. Bankruptcy Code against the Company. In cooperation with those creditors, the Company changed the venue of that case to the U.S. Bankruptcy Court of the Middle District of Tennessee. In addition, the Company filed a petition on October 31, 2001 with the Court to convert the Chapter 7 filing to a voluntary Chapter 11 reorganization along with a motion to include various subsidiaries of the Company in the reorganization. This filing will allow the Company to operate its business and serve its customers while it finalizes a plan of reorganization. The Company also noted it has executed a commitment letter for debtor-in-possession financing for $3.5 million as part of the plan of reorganization.

``The Company is pleased that it has arranged debtor-in-possession (DIP) financing which will facilitate the reorganization process,'' said President
W. Craig Barber. ``During this transition, we expect to conduct business as usual. We look forward to the support of our vendors, employees and other stakeholders as we proceed.''

Barber added, ``When Bob Langford, our Chairman and CEO, and I joined the Company a year ago, we understood the challenges faced by the Company, including significant issues with leadership, operational execution and capital structure. At that time, the Company had losses in each of its last four fiscal years and its current liabilities exceeded current assets by over $80 million. In addition, the Company's auditors had questioned the Company's ability to continue as a going concern in each of the last four fiscal years.

Barber continued, ``During the last year, we have focused on building strong leadership to provide the operational execution necessary for our respective concepts to compete in their markets. As a result, the Company's Black-eyed Pea concept has experienced a significant turnaround from the 12% decline in comparable store sales for fiscal 2000. Comparable store sales in fiscal 2001 declined 11% in the first quarter, declined 5% in the second quarter and increased .2% in the third quarter. In addition, the comparable store sales of the Company's Denny's restaurants increased 2.9% in the third fiscal quarter of 2001.''

``We believe this reorganization will not only help us continue the progress we have made in strengthening leadership and operational execution, but ultimately will provide the opportunity to continue and enhance the positive momentum in our restaurant operations. We have confidence in our brands and their strength. We believe our restaurant operations have outstanding prospects for the future, including growth in core markets.''

The Company stated that during the reorganization process, employees will be paid in the usual manner and vendors will be paid for post-petition purchases of goods and services in the ordinary course of business. Barber added, ``We anticipate that the vast majority of vendors will recognize the value of doing business with us on a long-term basis.''

Chairman and CEO Bob Langford added, ``We are committed to maintain the quality of the dining experience in our restaurants. Our dedicated employees will continue to provide superior service in the delivery of our flavorful food as we continue the enhancements to our brands that began last year.''

The Company (formerly DenAmerica Corp.) is the owner and operator of the Black-eyed Pea concept and one of the largest franchisees of Denny's restaurants. The Company currently owns and operates 92 casual dining and family restaurants in 10 states. The Company operates 48 Black-eyed Pea restaurants primarily located in Texas. The Company also operates 44 Denny's restaurants located primarily in Texas and Florida. The Company owns the Black-eyed Pea brand and operates the Denny's restaurants under the terms of franchise agreements.

The forward-looking statements included in this press release relating to certain matters involve risks and uncertainties, including the ability of management to successfully implement its strategy for improving the performance of the Black-eyed Pea restaurants, the ability of management to effect asset sales consistent with projected proceeds and timing expectations, the results of pending and threatened litigation, adequacy of management personnel resources, shortages of restaurant labor, commodity price increases, product shortages, adverse general economic conditions, adverse weather conditions that may affect the Company's markets, turnover and a variety of other similar matters. Forward-looking statements generally can be identified by the use of forward-looking terminology such as ``may,'' ``will,'' ``expect,'' ``intend,'' ``estimate,'' ``anticipate,'' ``believe,'' or ``continue'' (or the negative thereof) or similar terminology. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to those discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations and under the caption ``Special Considerations'' included in Part II. Item 7. of the Company's Annual Report on Form 10-K . Forward-looking information provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.